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                                                                 Exhibit (a)(37)


                       NATIONWIDE ANSWERS YOUR QUESTIONS
                       NATIONWIDE HOTLINE: 1-877-655-6417

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                                 JULY 29, 1998

Q#1: NATIONWIDE'S 401(k) PROGRAM HAS AN ASSET MANAGEMENT FEE. HOW IS THIS FEE
     DETERMINED? IF IT IS A FLAT FEE, WHAT IS THE DOLLAR AMOUNT?

     As is generally true for investment fund options offered in Section 401(k) plans, the funds offered in the Nationwide Insurance Enterprise Savings Plan (NIESP) are subject to asset management fees. These include the fees charged by the fund manager and an annual fee, generally set at .05% of the assets in each fund, which compensates the Nationwide Life Insurance Company for services it provides in connection with the annuity contract held by the plan. The fee is monitored periodically for appropriateness and is expected to decline over time.

Q#2: AS A PART-TIME EMPLOYEE WORKING 1,000 OR MORE HOURS A YEAR, I AM ELIGIBLE
     FOR 401(k) AND ESOP CONTRIBUTIONS AT ALLIED. WHAT DOES NATIONWIDE OFFER FOR PART-TIME EMPLOYEES? 401(k)? SICK LEAVE?

     Salaried employees who are regularly scheduled to work at least 38.75 hours bi-weekly (two-week period) are eligible to participate in all benefit plans. If you continue as a part-time employee you will be eligible for the Nationwide 401(k) program. Sick leave, vacation, personal days and family illness day benefits are pro-rated based upon the number of hours the employee is regularly scheduled to work as of the award date. Under these plans, for part-time and alternative work environment employees, one day equals 1/10 of their regularly scheduled bi-weekly hours.

Q#3: IS THERE A PENALTY FEE IF A WITHDRAWAL IS TAKEN FROM THE ENTERPRISE
     SAVINGS PLAN WITHIN TEN YEARS OF RETIREMENT?

     Generally, federal tax law provides that if funds are distributed from a tax qualified retirement plan such as the Enterprise Savings Plan, a 10% tax penalty applies, unless the employee has attained age 55 and terminated. You should check with your tax advisor for rules that may apply to you.

Q#4: IF YOU ROLL OVER ALLIED ESOP MONEY INTO NATIONWIDE 401(k) IN A LUMP SUM
     DOES NATIONWIDE MATCH 50%? EXAMPLE: $10,000 FROM ALLIED ESOP TO THE NATIONWIDE 401(k), WOULD THE MATCH BE $5,000.00?

     The match at Nationwide does not apply to rollover funds. The match applies only to salary deferrals once you become a Nationwide employee.
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Q#5: COULD YOU PLEASE PROVIDE AN OVERVIEW OF THE NATIONWIDE PENSION PLAN?

     The Nationwide Insurance Enterprise Retirement Plan (NIERP) is a tax qualified, defined benefit pension plan. The companies currently pay for all benefits. Benefits accrue in the NIERP based on service and compensation. Benefits can start as early as age 55 or they can be delayed until normal retirement date or longer. NIERP benefits are in addition to Social Security.

Q#6: WHAT QUESTIONS SHOULD I ASK BEFORE BUYING ANYTHING FROM A BROKER OR
     INVESTMENT ADVISOR?

          o    What are your qualifications?
          o What designations do you hold? Look for designations such as CLU (Chartered Life Underwriter), ChFC (Chartered Financial Consultant), CFP (Certified Financial Planner), and CPA (Certified Public Accountant).
          o    What types of products do you sell?
          o    What are the major features of the product?
          o    What documents disclose the details of the product?
          o    How do you get paid if I buy a product from you?
          o    How is your compensation determined?
          o    How much will you get paid?
          o What services do you provide for your compensation? Remember that whatever compensation your broker or financial advisor receives will be assessed from your account, in one way or another.
          o    What types of charges will my account incur?
          o How much are Front-end charges, Back-end charges, asset management fees, 12b-1 fees, administrative and other fees?
          o Please estimate the total fees or charges that will be assessed against my account in a year and show me how you calculated them.
          o How have the investments you are selling performed in the last year, three years, five years, and ten years?
          o How do these returns compare to other investments of a similar type?
          o You should insist on receiving answers you understand and compare the answers from several advisors before buying.